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                                                                   EXHIBIT 10.26



                   PRODUCT DEVELOPMENT AND MARKETING AGREEMENT

                                     BETWEEN

                            LANCER ORTHODONTICS, INC.

                               AND AG METALS, INC.

                          DATED AS OF SEPTEMBER 1, 1998


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                   PRODUCT DEVELOPMENT AND MARKETING AGREEMENT

        THIS AGREEMENT (the "Agreement") is made and entered into as of August 3,1998 (the "Effective Date"), between LANCER ORTHODONTICS, INC., a California corporation (hereinafter "LANCER"), and AG METALS, INC., a Nevada corporation (hereinafter "AG METALS"), and is effective as of the date referenced above. These parties are collectively referred to herein as the "Parties" and individually as a "Party." Unless otherwise specified herein, capitalized terms in this Agreement have the meanings set forth in Article XII hereof.

        WHEREAS, AG METALS is the exclusive owner of all right, title and interest in and of certain dental amalgam formulas and technology and has certain expertise related to dental amalgams; and

        WHEREAS, LANCER desires to acquire all right, title and interest in such technology from AG METALS for the purpose of developing such technology and manufacturing certain products for the dental market using such developed technology; and whereas LANCER desires assurance of a continued association with AG METALS in order to retain the experience, abilities, and knowledge of AG METALS and its agent(s) with respect to the technology, and is therefore willing to purchase the technology on the terms and conditions set forth herein; and

        WHEREAS, AG METALS desires to transfer to LANCER all the right, title and interest in such technology and to assist LANCER in the development of such technology for LANCER's exclusive use upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                    PURPOSE OF AGREEMENT; EXCLUSIVE OWNERSHIP

1. PURPOSE. The purpose of this Agreement is to transfer the Product(s) and Technology to LANCER and to develop the Product(s) and Technology for exclusive use and sale by LANCER, in the mutual interest of the Parties to this Agreement.

2. EXCLUSIVE Ownership. To that end, LANCER hereby acquires the existing Product(s) and Technology and retains AG METALS, which will, through its agents (particularly Gary Weikel), develop the Product(s) and Technology for the exclusive benefit of LANCER.


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                                   ARTICLE II
                          TRANSFER OF TECHNOLOGY RIGHTS

1. TRANSFER OF TECHNOLOGY RIGHTS. On and subject to the terms and conditions set forth in this Agreement, AG METALS hereby permanently and irrevocably assigns, sets over, and transfers to LANCER and its successors and assigns, all right, title and interest of every kind, nature, or description in and to the Product(s) and Technology, free and clear of all liens, charges, security interests, claims, pledges, taxes, options, rights, contracts, commitments, equities, demands, licenses, restrictions on transfer, options and other encumbrances (collectively, "Encumbrances"), including but not limited to:

        a.      Ownership of 100% of the Product(s) and Technology;

        b. Ownership of all Documentation regarding the Product(s) and Technology;

        c. Ownership of all Rights in or to the Technology, the maintenance of which shall be the sole responsibility of LANCER except as set forth in this Agreement;

        d. The exclusive right to use, license, enhance, reproduce, or otherwise modify the Product(s) and Technology;

        e. The exclusive right to manufacture, use, market, distribute, sell, enhance, or otherwise modify the Product(s) and Technology; and

        f. The exclusive right to obtain Patents and Trademarks with respect to the Product(s) and Technology.

        Any Improvements, whether invented by AG METALS or its agents either together with LANCER or in connection with the work for LANCER, shall belong to LANCER and shall immediately and automatically be deemed to be part of the Product(s) and Technology and subject to the terms of this Agreement, unless LANCER advises AG METALS in writing within 30 days of a request from AG METALS for such a writing that LANCER does not intend to make use of such Improvements, and relinquishes any "right of first refusal." Any Improvements invented solely by LANCER or its agents shall belong exclusively to LANCER.

2. CONSIDERATION FOR TECHNOLOGY. The aggregate consideration to be paid by LANCER to AG METALS for the Product(s) and Technology (the "Consideration") shall be based on the initial payment set forth below, the payment of any Commission due on the Net Received by LANCER on all Product(s) during the Commission Term, and the payments for consulting Services as set forth in Article III hereof, as those terms are defined herein, subject to the terms and conditions set forth in this Agreement. In addition, the Parties agree that if the average net sales price and/or material costs for the Products increase ten percent



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        (10%) or more) and to the point where the financial benefits of this
        Agreement are negatively impacted (see Exhibit B), the Parties will renegotiate the financial aspects of this Agreement. Any dispute between the Parties with respect to such renegotiation shall be resolved by binding arbitration as set forth in Section XIII. 14. hereof.

        a. COMMISSION CALCULATION. AG METALS shall receive a commission on sales of the Product(s) ("Commission") calculated as follows. Commission is based on Net Received. For purposes of this Agreement, Net Received means the net cash actually received by LANCER from all sales of Product(s) paid for by customers (i.e. sales prices collected after adjustment for allowances and discounts), as reduced by sales returns and adjustments, and further reduced by LANCER's costs of shipping, handling, and packaging (both direct and indirect). The Commission due AG METALS (if any) for any particular quarter shall be calculated at the rate of eight and one-half percent (8.5%) of Net Received from the sales of Product(s) by LANCER during the Commission Term, less the payments made by LANCER for Services under
                Article III below in that particular quarter, and less any negative Commission balance (showing excess Service payments/draw over Commission due) from prior quarters.

        b. EXAMPLE OF CALCULATION. For purposes of demonstrating how the Commission will be calculated pursuant to this Article II of the Agreement, the Parties agree that Exhibit A (Example of Commission Calculations) represents a model of how the Commission calculations will be made by LANCER pursuant to this Agreement. The Parties further agree that the dollar amounts set forth in Exhibit A are made solely for the purpose of demonstrating the model, and may not necessarily reflect the actual amounts of cash received, negative draws, or adjustments in any given period of time.

        c.      INITIAL PAYMENT AND PAYMENT OF COMMISSION.

                i. Upon execution of this Agreement, LANCER shall pay to AG METALS consideration in the amount of One Thousand Dollars ($1,000.00).

                ii. LANCER shall pay Commission to AG METALS during the Commission Term as defined in Section II.2.d. below, as such Commission becomes due pursuant to this Section 11.2., unless its obligation to do so is terminated earlier pursuant to the terms of this Agreement.

                iii. LANCER shall pay any Commission owed to AG METALS for the preceding calendar quarter at such time as LANCER renders to AG METALS each report required under Section 11.2f. LANCER shall make all payments by Company check payable to AG METALS or its designee. LANCER shall make all payments at the address specified in this Agreement


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                        or such other address as shall be designated by AG
                        METALS in writing.

                iv. AG METALS' acceptance of any Commission shall not preclude AG META-LS from later disputing the amount of Commission owed, except that AG METALS must notify LANCER of any dispute as to the amount of Commission owed within thirty (30) days after the payment in dispute is made to AG METALS. Failure to so notify LANCER shall be deemed a waiver of any right to claim additional Commission in connection with such payment.

        d. APPLICATION OF COMMISSION PAYMENTS UPON CERTAIN EVENTS. In the event that (1) LANCER in good faith has reason to believe there is an actual or potential claim to the Product(s) or Technology by a third party, and independent counsel mutually agreeable to LANCER and AG METALS issues a legal opinion that the Product(s) or Technology violate one or more patents or trade secrets/confidential information held by a third party, either foreign or domestic (an "Opinion"), or (2) a claim, lawsuit, or other proceeding is filed or instituted alleging that AG METALS did not have the right, title, or interest in the Product(s) or Technology at the time it was purportedly conveyed under this Agreement, or that the Product(s) or Technology infringe on another's patent, trade secret/confidential information, or other intellectual property rights (a "Proceeding"), then the following shall occur with respect to payments to AG METALS pursuant to this Agreement:

                i. LANCER shall continue to make payments for consulting Services provided by AG METALS pursuant to Article III hereof, which payments shall continue to reduce the amount of Commission otherwise owed to AG METALS under this Agreement; and

                ii. AG METALS shall not be entitled to receive any further payments of Commission (beyond the payments for consulting Services) pending a final resolution of the Proceeding or issue raised by the Opinion. Any Commission amounts that would have been paid to AG METALS in the absence of the Opinion or Proceeding shall be applied toward satisfaction of AG METALS' obligations (if any) under the indemnity provisions of Article X of this Agreement.

                iii. If the issue raised in the Opinion or the Proceeding results in LANCER being prohibited from further production or sales of the Product(s) or use of the Processes, then the Commission Term and term of consulting Services shall automatically terminate, and AG METALS will be entitled to no further payments of Commission or for Services. In addition, if AG METALS' indemnity obligations remain unsatisfied after the application referenced in Section II.2.d.ii. above, LANCER shall have the right to recover any


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                        previously paid Commission from AG METALS, in addition
                        to any other remedies it may have to obtain payment on the indemnity obligation. Once all indemnity and other obligations of AG METALS under this Agreement are met, if LANCER is prohibited from further production or sales of the Product(s) or use of the Processes, then except where prohibited by law or court order, LANCER shall transfer all rights it has to the Product(s) and Processes to AG METALS upon payment of a sum determined by LANCER. After completion of any such transfer, LANCER shall assert no further claims to the Product(s) or Technology.

                iv. If after the issue, dispute or litigation is finally resolved LANCER is able to continue production and sales of the Products and use of the Processes, then payments of Commission otherwise due pursuant to the provisions of this Agreement shall resume to AG METALS after any and all indemnity obligations of AG METALS under Article X of this Agreement are satisfied.

        e. COMMISSION TERM. The Commission Term shall commence upon the Effective Date, and shall automatically and immediately terminate when the term of consulting Services ends pursuant to
                Article III.2. hereof, unless terminated earlier pursuant to the terms of this Agreement. Regardless of the reason therefore, termination of the Commission Term shall not affect LANCER's rights to the Products or Technology (as set forth in Article I of this Agreement) regardless of the reason(s) for such termination, as the transfer of such rights to the Products and Technology is permanent and irrevocable.

        f.      REPORTS.

                i. As long as any Commission payments are still due under this Agreement, LANCER shall render to AG METALS or its designee quarterly reports on or before the last days of January, April, July, and October of each year, showing the Commission due and how it was calculated.

                ii. LANCER shall render to AG METALS a similar report within 30 calendar days after the date the final Commission payment has been made under this Article 11, covering the period from the last date covered by the last preceding report to the date when LANCER's obligation to pay Commission hereunder ends.

                iii. AG METALS shall have the right, at reasonable times during usual business hours with prior written notice to LANCER and at AG METALS' cost, to bring in any consultants and personnel it deems appropriate, including certified public accountants, to inspect LANCER's facilities and audit LANCER's books and records to ensure integrity and compliance with the


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                        Commission provisions of this Agreement.

        g. RECORDS. LANCER shall at all times during the term of this Agreement and for three years after the last payment of Commission is made under this Agreement:

                i. Maintain accurate records relating to the practice of the Technology and the manufacture and sale of Products under this Agreement; and

                ii. Produce these records and books of accounts at the offices of LANCER during regular business hours, from time to time and on written request by LANCER, for inspection by AG METALS, its duly accredited representatives, or a mutually accepted third party.

                                   ARTICLE III
                               CONSULTING SERVICES

1. SERVICES TO BE PROVIDED. AG METALS agrees to provide consulting services to assist LANCER in:

        a.      using the Technology and manufacturing the Products,

        b.      organizing, starting, and supervising operations,

        c.      training LANCER's technical personnel,

        d.      marketing and selling the Products, and

        e. providing other services related to the Technology and Products as requested by e. providing LANCER (the "Services").

        Specifically, the Services provided hereunder shall include making recommendations to and assisting LANCER in all aspects of the foregoing, including without limitation, the physical layout, composition and pricing of inventory, number, position and salary of employees (as approved by LANCER in writing), identity of suppliers, types and brand of equipment, fixtures, and furnishings, signing, marketing, distribution, advertising, establishment of internal financial and operating controls, and compliance with all federal, state and local health and safety requirements.

        AG METALS' representative(s) shall report to the President of LANCER in performing these Services, or any other LANCER representative as designated by LANCER's President in writing.

2.      TERM OF CONSULTING SERVICES. AG METALS has been providing these Services


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        as of the effective date. The term of consulting Services hereunder shall end, and AG METALS' obligations to provide Services and LANCER's obligation to compensate AG METALS for Services hereunder shall automatically terminate, on the earliest of the following to occur, unless terminated earlier pursuant to the terms of this Agreement.

        a.      Bankruptcy or insolvency of AG METALS;

        b. Inability of AG METALS to provide such Services because of the disability or death of a key employee or agent;

        c. Determination by LANCER that AG METALS or its representative(s) has acted or failed to act in a way which LANCER believes may have a material adverse effect upon the business, reputation, and/or operations of LANCER (in which case, LANCER must provide AG METALS with written notice and any available documentation of such breach);

        d. A breach by AG METALS of any of the terms of this Agreement, including the representations and warranties herein, which is not timely cured as set forth in Section VII.2. hereof, or

        e. LANCER ceases to manufacture the Products because they are not commercially viable or profitable, because of excessive recalls or returns, or for any other legitimate business reason, in which event AG METALS shall have a "right of first refusal" with respect to the Products and Technology such that the rights to the Products and Technology shall be transferred to AG METALS upon payment by AG METALS to LANCER of (1) an amount equal to or exceeding that offered by a third party for such rights, if such an offer is received by LANCER, or, if no such offer is received, (2) payment to LANCER of an amount to be established by LANCER.

2. PAYMENT FOR CONSULTING SERVICES/DRAW AGAINST COMMISSION. LANCER shall pay AG METALS for the Services as follows, subject to termination of its obligation to do so under the provisions of this Agreement. Such payments shall be treated as a draw against Commission due AG METALS under Article II above.

        a.      AMOUNT OF PAYMENTS.

                i. For the first six month period that AG METALS provides Services to LANCER, payments totalling $27,000 shall be made by LANCER to AG METALS.

                ii. For the first 12 month period after the initial six month period that AG METALS provides Services to LANCER, payments totalling $63,000 shall


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                        be made by LANCER to AG METALS.

                iii. For the second 12 month period after the initial six month period that AG METALS provides services to LANCER, payments totalling $75,000 shall be made by LANCER to AG METALS.

                iv. For the third 12 month period after the initial six month period, and for all 12 month periods thereafter that AG METALS provides services to LANCER, payments totalling $84,000 shall be made by LANCER to AG METALS.

        b. TIMING OF PAYMENTS. LANCER shall pay the amounts set forth above in monthly installments, the first of each month. If the first falls on a Saturday, payment shall be made on the preceding Friday; if the first falls on a Sunday, payment shall be made on the following Monday. If required by LANCER's accountants, AG METALS shall provide invoices for the amounts due prior to receiving payment from LANCER.

        c. TIME DEVOTED TO SERVICES. At least until the Processes for producing the Product(s) are in place and running smoothly and the Product(s) are successfully launched, the Services to be provided by AG METALS under this Agreement shall be those of Gary Weikel exclusively and on a full time basis. Thereafter, with the written consent of LANCER (not to be unreasonably withheld), AG METALS may substitute another competent, trained individual for WEIKEL, who shall devote full time efforts to the Services and shall be supervised by WEIKEL. "Full time" means an average of 40 hours per week, less company holidays, three weeks of vacation, and other excused absences. Exceptions to the requirements of this paragraph may be made in a writing signed by both Parties to this Agreement and the AG METALS agent who will be providing the Services.

        d. ACCOUNTING. AG METALS shall be paid at least the amounts set forth above for consulting Services as a draw against Commission, such draw to be paid on a monthly basis as set forth in this Agreement. The quarterly accounting of Commission payable to AG METALS shall reflect the monthly consulting Service payments as a draw (reduction) against Commission otherwise due AG METALS (see example in Exhibit A hereto). Commission amounts due AG METALS after such reduction shall be paid according to Article II of this Agreement.

3.      INDEPENDENT CONTRACTOR STATUS

        a. CONTROL. AG METALS shall provide these Services as an independent contractor. AG METALS shall determine the method, details, and means of performing the Services, except as otherwise provided in this Agreement. LANCER shall have final approval of all advertising, marketing, and other materials that will be distributed or


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                disseminated outside the company.

        b. EXPENSES. AG METALS and/or its representative(s) shall be responsible for all expenses incurred in association with performance of the Services, except as set forth in Section 7 of this Article III.

        c. NO EMPLOYMENT RELATIONSHIP. In no circumstance shall AG METALS or any employee, representative, or agent of AG METALS or any individual or corporation associated with them, look to LANCER as an employer, or as a partner, an agent, or a principal. Neither AG METALS nor any of its employees, representatives, or agents has, nor shall they hold themselves out as having, any right, power, or authority to create any contract or obligation, either express or implied, on behalf of, or binding upon, LANCER.

        d. NO EMPLOYMENT BENEFITS. No employee, representative, or agent of AG METALS shall be entitled to any benefits accorded to LANCER's employees, including but not limited to workers' compensation, health insurance, disability insurance, pension or profit sharing plans (including 401K plan), or vacation or sick pay. AG METALS shall be responsible for providing, at its expense and in its name, disability, workers' compensation, and other insurance as well as any licenses and permits usual or necessary for performing the Services, unless agreed otherwise in writing by LANCER.

        e. TAXES. AG METALS (or its agents, as appropriate) shall pay, when and as due, any and all payroll taxes incurred as a result of any non-LANCER employee's compensation, including estimated taxes, and shall provide LANCER with proof of payment on demand. AG METALS indemnifies LANCER for any claims, losses, costs, fees, liabilities, damages, or injuries suffered by LANCER arising from any breach of this provision.

        f. SERVICES ON PREMISES. AG METALS understands that the Services must coordinate with LANCER's established quality controls, protocols and security requirements. Therefore, AG METALS agrees to perform all services on LANCER's premises during LANCER's regular business hours, unless otherwise agreed in writing by LANCER. LANCER is to provide the manufacturing space, raw materials, and equipment needed.

        g. RESPONSIBILITY. AG METALS shall be solely responsible for the professional performance of the Services and shall receive no assistance, direction, or control from LANCER except as set forth in this Agreement. AG METALS shall have sole discretion and control of the Services and the manner in which they are to be performed, except as set forth in this Agreement.


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4.      REQUIRED INSURANCE. AG METALS shall at all times maintain adequate workers' compensation insurance for AG METALS' employees and agents. LANCER agrees to maintain a product liability insurance policy in a commercially reasonable amount. LANCER has been advised that its current product liability insurance and general liability policies will cover AG METALS and its employees and is therefore not requiring AG METALS to obtain its own product liability or general liability policies at this time. However, should that situation change, AG METALS agrees to obtain and maintain liability and product liability insurance policies in a commercially reasonable amount to cover any negligent acts committed by AG METALS or any of its employees or agents during the performance of the Services.

5. OTHER WORK. It is understood that, during the term of this Agreement, AG METALS and its agents shall have the right to develop other products for Persons other than LANCER (including itself), with the exception that, during the term of this Agreement, neither AG METALS nor its agent(s) shall participate in the development, production, marketing or sale of any technology or products which are considered by LANCER to be competitive with the Technology or the Product(s) or with the other business of LANCER, including but not limited to Product(s) currently on the market or to be developed in the future. Neither AG METALS nor its agent(s) shall, without LANCER's prior written consent, render to others services of any kind for compensation, or engage in any other business activity, that would materially interfere with the performance of its or his duties under this Agreement. AG METALS represents to LANCER that it has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it. With the exception of the foregoing restrictions and any other restrictions set forth in this Agreement, LANCER shall not place any restrictions upon the number of other projects in which AG METALS or its agents participate, so long as they fulfill their obligations under this Agreement.

6. BUDGETED EXPENSES AND COSTS. Attached as Exhibit B to this Agreement is a proposed budget that has been prepared by LANCER (after consultation with AG METALS) for the first three and one half years of operations related to the Product(s) and Technology. The Parties agree that the assumptions, costs and expenses set forth in Exhibit B may change, except as set forth herein. AG METALS agrees that neither it or its representative(s) will make any expenditures without obtaining prior written consent of the President of LANCER.

                                   ARTICLE IV
          DISCLOSURE OF TECHNOLOGY AND PRODUCT(S) INFORMATION TO LANCER

Directly after its execution of this Agreement, AG METALS shall provide LANCER with all such documentation of information known to it and its agents at that time which will enable LANCER to fully exploit the Product(s) and Technology, in accordance with the following procedures:

1 . CORRESPONDENTS. LANCER shall select an individual(s) who shall act as its correspondent


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        in receiving documentation relating to the Product(s) and Technology and arranging for other assistance necessary to fully exploit the Product(s) and Technology. Initially Gary Weikel shall serve as AG METALS' correspondent in providing such documentation and assistance. LANCER shall indicate promptly to AG METALS the name of its correspondent. The correspondents shall jointly establish a practicable plan to keep each Party informed about the other's current and planned activities relating to the use, practice, development, manufacture, and sale of the Product(s) and Technology during the term of this Agreement.

2. ANSWERING INQUIRIES. AG METALS shall be responsible for answering all reasonable technical inquiries received from LANCER's correspondent relating to the Product(s) and Technology, and for providing copies of all pertinent documentation relating to the Product(s) and Technology, including but not limited to know how and art, applicable test reports, other technical reports; operation and maintenance manuals; assembly and detail drawings; parts lists; lists of ingredients and their proportions in compositions of matter; quality control procedures; and other information on manufacturing processes and apparatus.

3. PROVIDING INFORMATION. AG METALS shall give to LANCER's duly accredited representatives information relating to the Product(s) and Technology and about AG METALS' methods of practicing the Product(s) and Technology and manufacturing the Product(s) and Technology upon request from LANCER. LANCER shall instruct its representatives who obtain this information to maintain the confidentiality of the Product(s) and Technology.

AG METALS and its representative(s) shall continue to comply with the provisions of this Article IV throughout the term of the Agreement as information is developed or becomes available to them.

                                    ARTICLE V
                    DISCLOSURE OF INFORMATION ON IMPROVEMENTS

1. AG METALS shall disclose all Improvements to LANCER as they are made. AG METALS shall also provide LANCER with preliminary information, as it becomes available, relative to the Improvements, and thereafter promptly provide to LANCER whatever additional information is required to enable LANCER to ascertain whether the Improvements are suitable for use or manufacture by LANCER as provided in this Agreement. Such information may consist of, but is not limited to, formulas, demonstrations, test results, instructions, repair and service manuals, information on materials, and parts lists.

2. AG METALS shall, within ten calendar days after receipt of a written request from LANCER, furnish to LANCER, to the extent available: (1) complete and detailed data to enable LANCER to make full use of the Improvements; (2) results of technical investigations, tests, operation analyses, and research related to the Improvements; and (3) prints of assembly and detailed drawings of all special machines, tools, and other equipment used to create the Improvements.


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                                   ARTICLE VI
                       OWNERSHIP OF INTELLECTUAL PROPERTY

1. OWNERSHIP RIGHTS. AG METALS agrees that the following shall be and are assigned to LANCER as its sole and exclusive property: all designs, plans, reports, specifications, drawings, schematics, prototypes, models, inventions, copyrightable matter, and all other information and items pertaining to the Product(s) or Technology conceived or developed by AG METALS and/or its agents, either alone or with others, during the course of this Agreement which relate to the Technology, Product(s), business of LANCER, or to LANCER's actual or demonstrably anticipated research and development, or that result from any work performed for LANCER, including but not limited to the right to secure copyrights worldwide in LANCER's name or otherwise, in any medium.

2. OBTAINING PATENTS/TRADEMARKS. On LANCER's request, AG METALS agrees to assist LANCER to obtain Patents or Trademarks related to Product(s) or information developed pursuant to this Agreement, including the disclosure of all pertinent information and data, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers that LANCER shall deem necessary to apply for and to assign or convey to LANCER, its successors, and assigns or nominees, the sole and exclusive right, title, and interest in such Patents or Trademarks.

3. COPYRIGHTS. AG METALS and LANCER agree that all copyrightable subject matter that is specially ordered or commissioned for use as a contribution to a collective work, or is a supplementary work, a compilation, or an instructional test, as these terms are defined by 17 United States Code Section 101, shall be considered a "work made for hire" as this term is defined in 17 United States Code Section 101.

                                   ARTICLE VII
                        TERM OF AGREEMENT AND TERMINATION

1. TERM. This Agreement is effective as of the date set forth above (the Effective Date), and unless terminated sooner pursuant to the terms of this Agreement, will continue in force until the date that, under the provisions of this Agreement, both (1) AG METALS' obligation to provide, and LANCER's obligation to pay for, the consulting Services as described in Article III ends; and (2) LANCER's obligation to make Commission payments as described in Article II ends.

2. CURE PERIOD. Any Party claiming a breach of or failure to perform this Agreement shall give the other Party or Parties written notice of such claim. If the breach or failure is curable, the Party against whom the breach or failure is claimed shall have thirty (30) days to attempt to cure such breach or failure. If such breach or failure is not cured within the thirty (30) day period the other Party may then pursue any remedies available to it as a result of such breach or failure.

3. REMEDIES. With respect to remedies for breach of or failure to perform this Agreement:

        a. AG METALS LIMITED TO MONETARY DAMAGES. AG METALS acknowledges and agrees that in the event of a breach of this Agreement by LANCER, the sole remedy available to AG METALS is a monetary award. AG METALS agrees that it shall not have the right to enforce its rights or LANCER's obligations hereunder by an action for rescission, reformation, specific performance, injunctive and/or other equitable relief. The sale provided for in Article I of this Agreement is final and irrevocable despite any claim of breach by AG METALS of breach or failure to perform or otherwise.

        b. INJUNCTIVE RELIEF. The Parties acknowledges and agrees that in the event of a breach by it of this Agreement or failure to perform under this Agreement, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or failure to perform, the non-breaching Party may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof, without having to prove actual damages to obtain such relief.

4. SURVIVAL OF PROVISIONS. If this Agreement is terminated for any reason whatsoever, all future and continuing rights and obligations under it will terminate, except that:

        a. LANCER shall retain its ownership rights in and to the Technology, Product(s), and Improvements, as set forth in Articles II and VI, after any termination of this Agreement.

        b. The obligations to make reports and to pay all sums accrued under this Agreement through the date of termination shall survive any termination of this Agreement.

        c. The obligations in Articles IV, V, X, and XI shall survive any termination of this Agreement.

        d. All obligations to return documents and other items shall survive any termination of this Agreement.

        e. Any claim or cause of action for breach or violation of this Agreement existing as of the date of termination and the provisions of this Agreement providing for or relating to remedies for such breach or violation, shall survive any termination of this Agreement and remain in full force and effect until such rights and obligations are fully discharged.

        f. All rights and obligation of the Parties under this Article VII shall survive any termination of this Agreement.

                                  ARTICLE VIII
                   REPRESENTATIONS AND WARRANTIES BY AG METALS

As a material inducement to LANCER to enter into this Agreement and consummate the transactions contemplated hereby, AG METALS hereby represents and warrants to LANCER that as of the date of execution by AG METALS of this Agreement:

1 RIGHT TO TRANSFER. AG METALS is the sole owner of and possesses all right, title and interest in and to the Technology and Intellectual Property to be conveyed by this Agreement, free and clear of all liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Technology or Intellectual Property has been made, is currently outstanding or to AG METALS' or its agent(s)' knowledge is threatened, and there are no grounds for same.

2. ORGANIZATION AND CORPORATE POWER. AG METALS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

3. ABSENCE OF UNDISCLOSED LIABILITIES RELATING TO THE TECHNOLOGY. Neither AG METALS nor its agent(s) has any obligations or liabilities relating or pertaining to the Technology as of the Effective Date.

4. QUALIFICATIONS. AG METALS and its agents have the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of LANCER. Performance of the Services in a professional manner includes building an inventory of quality alloy, and failure to do so shall constitute a material breach of this Agreement.

5. SUCCESS AND PROFITS. AG METALS and its agent(s) will use their best efforts toward the goal of successful and profitable manufacture of the Product(s) for the costs set forth in Exhibit B hereto.

6. INDUSTRY STANDARDS. The Product(s) will meet the standards of the American Dental Association and the Federal Food and Drug
        Administration, and the standards set forth in ISO 9000 and EN 46,000, and shall comply with Common European Market standards and regulations.

7. CONTRACTS AND COMMITMENTS. Except as specifically contemplated by this Agreement, neither AG METALS nor any of its agents is as of the Effective Date a party to nor bound by, whether written or oral, any agreements relating or pertaining to the Technology, the Product(s), or the Intellectual Property, including but not limited to any license, assignment or Commission agreements, employment or consulting agreement, or contract which prohibits him or it from freely entering into this Agreement.

8. SUFFICIENT TECHNOLOGY. The Technology and Intellectual Property comprises all Technology and Intellectual Property necessary for AG METALS' performance of this Agreement.

9. NO INFRINGEMENT. Neither AG METALS nor its agent(s) have received any notices of, nor are they aware of, any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property including, without limitation, any demand or request that AG METALS or its agents license rights from a third party, and neither AG METALS nor any of its agents has infringed, misappropriated or otherwise conflicted with any rights of any third parties, and neither AG METALS nor any of its agents are aware of any infringement, misappropriation or conflict which shall occur as a result of the continued development of the Technology, and to the knowledge of AG METALS and its agents, the Technology and Intellectual Property to be conveyed under this Agreement have not been infringed upon, misappropriated or conflicted by any third party.

10. LITIGATION; PROCEEDINGS. There are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the knowledge of AG METALS or its agents, threatened against AG METALS or its agents or any business entity related to them relating or pertaining to the Technology, or affecting the Technology, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, domestic or foreign, and there is no basis known to AG METALS or its agents for any of the foregoing.

11. BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of AG METALS or any of its agents.

12.     COMPLIANCE WITH LAWS.

        a. AG METALS and its agents have complied with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the Technology, and no claims have been filed against AG METALS or any of its agents any business controlled by them alleging a violation of any such laws or regulations. LANCER is aware of prior litigation involving Gary Weikel and Johnson & Johnson.

        b. The Technology is not and has not been subject to any inspection, recall, investigation, penalty assessment, or audit by any U. S. federal, state or local governmental agency or any such authority of any other country or to any other allegation that AG METALS, its agent(s), or any business entity controlled by them violated the regulations of any such authority or made a material false statement or omission to any such governmental authority relating or pertaining to the Technology.

13. POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of AG METALS, any of its agents, or any business entity controlled by them relating or pertaining to the Technology.

14. DISCLOSURE. Neither this Agreement nor any of the exhibits hereto, nor any information furnished by AG METALS or its agent(s) or representatives to LANCER or any of its agents or representatives, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to LANCER of which AG METALS or its agents is aware.

15. KNOWLEDGE; AWARE. As used in this Article VIII, the terms "knowledge" or "aware" shall mean and include (1) the actual knowledge or awareness of AG METALS (which shall include the actual knowledge and awareness of its agents and representatives), and (ii) the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

                                   ARTICLE IX
                    REPRESENTATIONS AND WARRANTIES OF LANCER

As a material inducement to AG METALS to enter into this Agreement, LANCER hereby represents and warrants to AG METALS that as of the date of execution by AG METALS of this Agreement:

1. ORGANIZATION AND CORPORATE POWER. LANCER is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

2. NO VIOLATION. LANCER is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

3. LITIGATION. There are no actions, suits, proceedings, orders pending or, to LANCER's knowledge, threatened against or affecting LANCER at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect LANCER'S performance under this Agreement or the consummation of the transactions contemplated hereby or thereby.

4. BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of LANCER.

5. POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of LANCER or any business entity controlled by LANCER relating or pertaining to the Technology.

6. DISCLOSURE. Neither this Agreement, nor the exhibits hereto, nor any information furnished by LANCER to AG METALS or any of its agents or representatives, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to AG METALS of which LANCER is aware.

7. KNOWLEDGE; AWARE. As used in this Article IX, the terms "knowledge" or "aware" shall mean and include (i) the actual knowledge or awareness of LANCER (which shall include the actual knowledge and awareness of its agents and representatives), and (ii) the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

                                    ARTICLE X
                       INDEMNIFICATION AND RELATED MATTERS

1. SURVIVAL. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of LANCER, the knowledge of any of its officers, directors, stockholders, employees, agents or representatives, or the acceptance of any certificate or opinion hereunder.

2. INDEMNIFICATION BY AG METALS. AG METALS shall and hereby does indemnify, defend, and hold harmless LANCER and its officers, directors, shareholders, employees, agents, representatives, affiliates, successors, permitted assigns, and customers (collectively, "Indemnitee") from and against, and shall pay on behalf of or reimburse such Indemnitee in respect of, any and all losses, liability, demands, claims, actions, causes of action, costs, damages, deficiencies, expenses, obligations, recoveries, and deficiencies, including interest, fines, penalties, and reasonable attorney fees and costs, whether or not arising out of third party claims (including without limitation, interest, penalties, reasonable attorneys' fees and expenses, court costs and all amounts paid in investigation, defense, or settlement of any of the foregoing) ("Losses"), that Indemnitee may incur, suffer, sustain or become subject to as a result of, in connection with, relating to, or incidental to or by virtue of:

        a. the actions of AG METALS or its employees, representatives, and/or agents with respect to the Product(s) and/or Technology;

        b. any breach or failure of AG METALS or its employees, representatives, and/or agents to perform any of the representations, warranties, or agreements in this Agreement; or

        c. any lawsuit, claim or proceeding of any nature against LANCER and/or AG METALS, and/or any of their employees, representatives, and/or agents relating to or pertaining to the Product(s) and/or Technology.

3. INDEMNIFICATION BY LANCER. LANCER shall and hereby does indemnify, defend, and hold harmless AG METALS and its officers, directors, shareholders, employees, agents, representatives, affiliates, successors, permitted assigns, and customers (collectively, "Indemnitee") from and against, and shall pay on behalf of or reimburse such Indemnitee in respect of, any and all losses, liability, demands, claims, actions, causes of action, costs, damages, deficiencies, expenses, obligations, recoveries, and deficiencies, including interest, fines, penalties, and reasonable attorney fees and costs, whether or not arising out of third party claims (including without limitation, interest, penalties, reasonable attorneys' fees and expenses, court costs and all amounts paid in investigation, defense, or settlement of any of the foregoing) ("Losses"), that Indemnitee may incur, suffer, sustain or become subject to as a result of, in connection with, relating to, or incidental to or by virtue of:

        a. the actions of LANCER with respect to the Product(s) and/or Technology; or

        b. any breach or failure of LANCER to perform any of the representations, warranties, or agreements in this Agreement.

4. LIMITS ON INDEMNIFICATION. The indemnification rights of the Parties under this Article X shall be limited as follows:

        a. Neither Party shall indemnify the other Party for amounts claimed by the other Party as loss of business, lost income, or lost profits.

        b. It is understood that any amounts received by the Indemnified Party from third parties, such as in settlement of a dispute or pursuant to a judgment in a lawsuit, shall be used to reduce the amount of Losses sought by the Indemnified Party from the Indemnifying Party.

5.      INDEMNIFICATION PROCEDURES.

        a. Any Party making a claim for indemnification under this Article X (the "Indemnified Party") shall notify the indemnifying Party (the "Indemnifying Party") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

        b. With respect to any third party claim, the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense acceptable to the Indemnified Party; provided that prior to the Indemnifying Party assuming control of such defense it shall first (i) verify to the Indemnified Party in writing that such Indemnifying Party shall be fully (with no reservation of any rights) for all liabilities and obligations responsible relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party with respect to such action, lawsuit, proceeding, investigation, or other claim giving rise to such claim for indemnification hereunder, (ii) enter into an agreement with the Indemnified Party in form and substance satisfactory to the Indemnified Party which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation, or facts giving rise to such claim for indemnification hereunder, and (iii) furnish the Indemnified Party with evidence which, in the sole judgment of the Indemnified Party, is and shall be sufficient to satisfy any such liability and show that Indemnifying Party is able to satisfy such liability; provided further that:

                i. the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of such separate counsel which shall be borne by the Indemnified Party (except that the fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party effectively assumes control of such defense shall be borne by the Indemnifying Party);

                ii. the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if
                        (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party's reputation or future business prospects, (C) the claim seeks an injunction or equitable relief against the Indemnified Party, or (D) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; and

                iii if the Indemnifying Party, with the consent of the Indemnified Party, shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief shall be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

        c. The Indemnified Party shall be paid by the Indemnifying Party within thirty (30) days from notification of a Loss or Losses pursuant to this Section X. In the event AG METALS is the Indemnifying Party, LANCER has the right to offset any such Loss or Losses against any and all payments due to AG METALS under this Agreement, and such sums shall be paid in full prior to AG METALS resuming any right to payments due hereunder.

        d. The Parties shall render to each other all reasonable assistance that may be required to defend against any claims, actions, or Losses.

                                   ARTICLE XI
                              ADDITIONAL AGREEMENTS

1. CONTINUING ASSISTANCE. Subsequent to the effective date of this Agreement, the Parties shall provide such other assistance as reasonably requested by the other Party within the scope of this Agreement, to further the development of the Technology and production and sale of the Product(s).

2. BEST EFFORTS. During the term of this Agreement, WEIKEL, AG METALS and LANCER shall, by reasonable and proper means, diligently use their best efforts to develop the

        Technology and Product(s) consistent with the intent of this Agreement. Such efforts shall include regular reporting to and cooperating with each other,

3.      TAX MATTERS.

        a. LIABILITY OF AG METALS FOR TAXES RESULTING FROM RECEIPT OF COMMISSION. AG METALS acknowledges that neither it not any of its employees or agents is or will be an employee of LANCER. LANCER shall not deduct any withholding or employment-based taxes from any Commission or other amount paid to AG METALS, and AG METALS acknowledges its responsibility to pay the same, and AG METALS shall indemnify and hold LANCER harmless from and against all liabilities, actions, costs, charges, claims and demands of any statutory or public authority in respect thereof, pursuant to Article X (Indemnification).

        b. TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by AG METALS when due, and AG METALS shall, at its own expense, file all necessary documentation with respect to all such transfer, documentary, sales, use, registration and other Taxes and fees, and if required by applicable law, LANCER shall, and shall cause its affiliates to, join in the execution of any such documentation. As of the Effective Date, LANCER is not aware that any such taxes and fees have been incurred or are due; however, it has undertaken no effort to make any determination on this issue and AG METALS must investigate and make its own determination of whether any taxes or fees will be incurred or are due.

4. PRESS RELEASES AND ANNOUNCEMENTS. No press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers, competitors or suppliers of LANCER shall be issued without LANCER's consent, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Parties).

5. FURTHER TRANSFERS. AG METALS and its agent(s) shall execute and deliver such further instruments of assignment, conveyance and transfer and take such additional action as LANCER may reasonably request to effect, consummate, confirm or evidence the transfer to LANCER of the Technology or Product(s) and any other transactions contemplated hereby.

6. EXPENSES. Except as otherwise provided herein, each Party shall pay all of their own fees, costs and expenses (including without limitation, fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of obligations hereunder and the consummation of the transactions contemplated hereby.

7. FUTURE PATENT APPLICATIONS AND OTHER INTELLECTUAL PROPERTY. Notwithstanding any other provisions of this Agreement, LANCER shall have full responsibility for, and shall pay all of the fees, costs and expenses related to, obtaining and maintaining patents and other Intellectual Property related or pertaining to the Technology and Product(s).

8.      NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY.

        a. NON-COMPETITION/NON-SOLICITATION. As a result of joint development work with LANCER under this Agreement, WEIKEL and AG METALS will have access to trade secrets and confidential information about LANCER, its products, its customers, and its methods of doing business, and will develop trade secret and confidential information relating to the Product(s) and Technology. Therefore, in consideration of the payment of the Consideration and for consulting Services, as a condition precedent to LANCER's willingness to enter into this Agreement and perform hereunder, AG METALS hereby agrees that during the term of this Agreement, AG METALS (i) shall not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any activity or other business competitive with LANCER's business or in any manner competitive with the Products or Technology; and (ii) shall not directly or indirectly (a) call on, solicit, or take away any of Lancer's customers or potential customers; or (b) solicit or take away or attempt to solicit or take away any of Lancer's employees, contractors, or agents, for AG METALS or any other person or entity; and (iii) shall not undertake any activity competitive with the Product(s) or the Technology in which the loyal and complete fulfillment of the duties of the competitive activity would require AG METALS to reveal, to make judgements on, or otherwise to use any confidential business information or trade secrets of LANCER's business to which AG METALS had access by reason of its relationship with and/or work with LANCER. If permitted by the laws of the state or country where AG METALS is located or where the activities at issue are taking place, the restrictions set forth in this paragraph shall continue for a period of three years following termination of this Agreement (regardless of the reason for termination), except that the restriction set forth in item (i) of this paragraph shall, after termination of this Agreement, be limited to activities or other business competitive in any way with (a) the type of amalgam represented by the Product(s), or (b) the Technology necessary to produce the Product(s), including the spherical dispersion system and any other systems developed in the course of the relationship between the Parties.

        b. FAILURE TO COMPLY. AG METALS' failure to comply with Section XI.8.a. above shall give LANCER the right (in addition to all other remedies LANCER may have) to terminate any benefits or compensation to which AG METALS may be otherwise entitled pursuant to this Agreement, including Commission payments and payments for Services.

        c. SCOPE OF BUSINESS. AG METALS acknowledges that (i) the business that LANCER currently conducts or proposes to conduct includes, without limitation, manufacturing and selling products for use in the orthodontic dental market, and (ii) the business of LANCER is international and that LANCER currently sells, or proposes to sell, the Product(s) and other products worldwide.

        d. DEFINITION OF DIRECT AND INDIRECT COMPETITION. AG METALS understands and agrees that "direct competition" means design, development, production, promotion, marketing or sale of products or services competitive with the Product(s) or Technology. "Indirect competition" means employment by any competitor or third party producing or providing products competing with LANCER's products (including but not limited to the Product(s)), for whom AG METALS and/or its agent(s) will perform the same or similar function as they perform or have performed for LANCER.

        e. CONFIDENTIALITY. At all times, both during the term of this Agreement and after the termination of this Agreement, whether the termination is voluntary or involuntary, AG METALS agrees to treat and hold as confidential any information concerning the Technology, Product(s), and the business and affairs of LANCER that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to LANCER all tangible embodiments (and all copies) of the Confidential Information which are in their possession or under their control. In the event that AG METALS or any of its agents is requested or required (by oral question or request for information or documents in any legal proceeding interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, they shall notify LANCER promptly of the request or requirement so that LANCER may seek an appropriate protective order.

        f. NONDISCLOSURE. At all times, both during the term of this Agreement and after the termination of this Agreement, whether the termination is voluntary or involuntary AG METALS aurees that it shall:

                i. Keep in strictest confidence and trust all Confidential and Proprietary Information;

                ii. Not disclose, use, or induce or assist in the use or disclosure of any Confidential or Proprietary Information or Rights, or anything related to any Confidential or Proprietary Information. or Rights, without LANCER's prior express written consent, except as may be necessary in the ordinary course of performing their duties under this Agreement; and

                iii. At all times during the term of this Agreement, promptly advise LANCER of any knowledge that they may have of any unauthorized release or use of LANCER's Confidential or Proprietary Information or Rights, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, or being furnished with any Confidential or Proprietary Information.

        g. ACCESS TO CONFIDENTIAL AND PROPRIETARY INFORMATION OF THIRD PARTIES. LANCER has received and in the future may receive from third parties their confidential, proprietary, or trade secret information, subject to LANCER's duty to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with this Agreement, AG METALS and its agents may obtain access to such confidential information pertaining to LANCER'S customers' technology, product development, and to the relationship between LANCER's customers and LANCER. Such information is considered secret and is disclosed to AG METALS and its agents in confidence. AG METALS and its agents therefore owe LANCER and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential, proprietary, and trade secret information in the strictest confidence, and neither AG METALS nor its agents shall directly or indirectly disclose, use, or induce or assist in the use or disclosure of any such confidential, proprietary, or trade secret information without LANCER's prior express written consent, except as may be necessary in the ordinary course of performing AG METALS' duties under this Agreement, consistent with LANCER's agreement with such third party.

        h. EMPLOYEE AGREEMENTS. AG METALS agrees that prior to employing or otherwise involving any individual in providing the Services hereunder, AG METALS shall require such individual to sign a written agreement to the terms of this Section XI. 8. and covering invention and patent ownership issues, which agreement shall be in a form acceptable to and approved by LANCER. Gary Weikel shall sign a copy of the agreement attached hereto as Exhibit C concurrently with the execution of this Agreement, and this Agreement shall not be effective until LANCER has received such agreement signed by Gary Weikel.

                                   ARTICLE XII
                                  DEFINED TERMS

1. CERTAIN DEFINED TERMS. For purposes of this Agreement, the following definitions shall apply:

                "Affiliate" means any officer, shareholder, consultant, representative, employee, agent, or any corporation, subsidiary or other business entity, existing or otherwise, that either directly or indirectly, through one or more intermediaries, is controlled by, or which maintains a controlling interest in, a specified Party.

                "Documentation" means all manuals, technical documents, specifications, prototypes or other physical embodiments, computer renderings, computer analyses, flow modeling videotapes, drawings, engineering calculations, memos and other documents, plans, schematics, blueprints, computer disks, and other technical materials encompassing all information concerning or regarding the Technology or Product(s).

                "Effective Date" means the date set forth on the first page of this Agreement (in the preamble) as the date this Agreement was made and entered into.

                "Improvements" means any and all improvements, modifications, adaptations, revisions, enhancements, additions, or changes to the Technology or Product(s) which occur while AG METALS or its agents are performing Services pursuant to this Agreement or which result from the Services performed hereunder.

                "Intellectual Property" means all of the following items, along with all income, Commission, damages and payments due or payable as of the Effective Date of the Agreement or thereafter, including, without limitation, the Technology, the Product(s), the Patents, the Trademarks, patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith; registered or unregistered copyrights and copyrightable works and mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans and customer and supplier lists and related information); computer software and software systems (including, without limitation, data, databases and related documentation); licenses or other agreements to or from third parties regarding the foregoing and all copies and tangible embodiments of the foregoing (in whatever form or medium).

                "Inventions" means all discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, data, research, techniques, and technical data (whether or not patentable or registrable under patent, copyright or similar statutes and including all rights to obtain, register, perfect, and enforce those proprietary interests) that are related to or useful in

        LANCER's present or future business or result from use of property owned, leased, or contracted for by LANCER. "Inventions" shall also include anything that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

                "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department agency or political subdivision thereof.

                "Processes" means all processes and methods related to or necessary to the manufacture of the Product(s).

                "Product(s)" means all products developed and/or manufactured in connection with the relationship between and among the Parties, and all products manufactured using the Technology. "Product(s)" also includes all Improvements as defined above in this Article.

                "Proprietary Information" means information (a) that is not known by actual (b) that or potential competitors or is generally unavailable to the public, at has been created, discovered, developed, or otherwise become known to LANCER or in which property rights have been assigned or otherwise conveyed to LANCER, and (c) that has material economic value or potential material economic value to LANCER's present or future business. "Proprietary Information" shall include trade secrets (as defined under California Civil Code Section 3426.1) and all other discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, data, research, technical data, customer and supplier lists, and any modifications or enhancements of any of the foregoing, and all program, marketing, sales, or other financial or business information disclosed to AG METALS and/or its agents by LANCER, either directly or indirectly, in writing or orally or by drawings or observation, which has actual or potential economic value to LANCER.

                "Rights" means all patents, trademarks, service marks and copyrights, and other rights pertaining to Technology, Product(s), Proprietary Information, and Inventions.

                "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

                "Tax" or "Taxes" means any federal, state, local of foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect thereto.

                "Technology" means that technology, including formulas and Processes, necessary to produce the Product(s), including the Processes, which Product(s) shall utilize a dental amalgam made of metallic metals, which may include but is not necessarily limited to silver (Ag), copper
        (Cu), tin (Sn), zinc (Zn), and mercury (Hg), which substance will expand after mechanical trituration. "Technology" shall also mean, without limitation, related modifications, enhancements, revisions, and upgraded versions of the Technology, and prototypes and other physical embodiments of the Technology. Provided, however, that the definition specifically excludes any technology related to the technology currently owned by LANCER or that technology which LANCER has or may acquire through acquisition, merger, development, or otherwise.

2. OTHER DEFINED TERMS. Other capitalized terms used herein shall have the meanings set forth in this Agreement.

                                  ARTICLE XIII
                                  MISCELLANEOUS

1. AMENDMENT AND WAIVER. This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by all Parties to this Agreement. No course of dealing between or among any Persons having any interest in this Agreement or waiver of any other breach, failure, right or remedy, whether or not similar, shall be deemed effective to modify, amend or discharge any part of this

        Agreement or any rights or obligations of any Party under or by reason of this Agreement, or to constitute a continuing waiver.

2. NOTICES. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to AG METALS and LANCER shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to AG METALS:

        AG METALS, INC.
        3020 Graves Lane
        Unit B-1
        Carson City, NV 89706

Notices to LANCER:

        LANCER Orthodontics, Inc.
        253 Pawnee Street
        San Marcos, CA 92060
        Attention: President

        with a copy to:

        Kristine P. Nesthus, Esq.
        BANKHEAD NESTHUS RAVIN & SCALONE LLP
        4370 La Jolla Village Drive, Suite 220
        San Diego, CA 92122-1250

3. ASSIGNMENT. This Agreement shall be binding upon all heirs and successors to the Parties except as otherwise set forth in this Agreement.

        a. UNIQUE SERVICES CONTRACT. Since AG METALS and its agents are obligated under this Agreement to render services of a special, unique, unusual, extraordinary, and intellectual character, which give this Agreement peculiar value, neither AG METALS nor its agents(s) may assign any of their obligations under this Agreement without the express prior written consent of LANCER.

        b. MERGER, DISSOLUTION, SALE. In the event of a merger in which LANCER is not the surviving entity, a voluntary or involuntary dissolution, a sale or other transfer of all or substantially all of LANCER's assets or a controlling interest in its stock,

                LANCER may, at its sole option (1) assign this Agreement and all rights and obligations under it to any business entity that succeeds to all or substantially all of LANCER's business through that merger, sale, or transfer, or to a new entity that continues the amalgam business; (2) retain and continue the amalgam business subject to this Agreement; or (3) on at least thirty (30) days prior written notice to AG METALS, terminate this Agreement, effective on the date of the merger, dissolution, sale or transfer. The following shall occur upon termination under the circumstances described in (3) of this paragraph: (a) AG METALS shall have no further obligation to provide Services hereunder, (b) LANCER shall have no further obligation to pay Commission or fees for Services hereunder, other than that LANCER shall pay Commission on Product(s) sold, and shall pay for Services rendered pursuant to this Agreement, prior to expiration of the notice period, and (c) AG METALS shall have the option, exercisable in writing within 30 days of the effective termination date upon merger, dissolution, sale or transfer, to a transfer of Lancer's rights to the Product(s) and Technology to AG METALS upon payment by AG METALS to LANCER of
                (1) an amount equal to or exceeding that offered by a third party for such rights, if such an offer is received by LANCER, or, if no such offer is received, (2) payment to LANCER of a reasonable amount mutually agreeable to the parties. Any dispute as to such amount shall be resolved by binding arbitration under
                Section XIII.14. of this Agreement.

4. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

5. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person, including any rule of strict construction relating to authorship of this Agreement.

6. HEADINGS AND CAPTIONS. The headings and captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

7. NUMBER AND GENDER. Each number and gender shall be deemed to include each other number and gender as the context may require.

8. ENTIRE AGREEMENT. This Agreement and the Exhibits to this Agreement, and the documents referred to herein contain the entire agreement between the Parties and supersede any prior or contemporaneous understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

9. AMENDMENT. No oral modifications, express or implied, may alter or vary the terms of this Agreement. No amendments to this Agreement may be made except by a writing signed by all Parties.

10. COUNTERPARTS; FAXES. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. A faxed signature by any of the Parties to this Agreement will be deemed an original signature, and will be fully binding upon such Party.

11. GOVERNING LAW. Except as otherwise provided in this Agreement, all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

12. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective, authorized successors and assigns any rights or remedies under or by virtue of this Agreement.

13. ATTORNEYS' FEES. All reasonable attorneys' fees and costs paid by the prevailing Party in connection with any dispute arising out of or relating to this Agreement shall be reimbursed by the losing Party, within sixty (60) days after a final determination has been made in such dispute.

14. CONSENT TO BINDING ARBITRATION AND JURISDICTION. ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION, AND THE PARTIES HERETO KNOWINGLY WAIVE ANY RIGHT TO A TRIAL BY JURY.

        a. BINDING ARBITRATION REQUIRED. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, including any dispute as to the scope of this Section XIII4.a. or the arbitrability of any controversy or claim, shall be settled by final and binding arbitration, to be conducted by a three-person arbitration panel (unless the parties agree otherwise in writing) in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Each Party shall pay the expenses of his or its witnesses.

        b. LOCATION OF ARBITRATION. The location of the arbitration shall be San Diego,

                California, and its proceedings shall be governed by the laws of California; except that any dispute regarding the non-compete provisions of this Agreement which arises outside the State of California shall be governed by the laws of the state in which such action arises.

        c. JURISDICTION AND VENUE. The Parties to this Agreement agree to submit to the exclusive jurisdiction, both personal jurisdiction and subject matter, of the state and federal courts of the State of California and agree that venue is proper in the County of San Diego.

        d. DECISION AND COST. The decision of the Arbitrator(s) shall be final and binding upon the Parties. The cost of the arbitration shall be allocated between the Parties at the discretion of the Arbitrator(s). The prevailing Party shall be entitled to recover its reasonable attorneys' fees and costs from the other Party as costs of suit and not as damages. The prevailing Party shall be determined by the Arbitrator(s). Judgment on the award rendered shall be entered in the state or federal courts of the State of California, or application may be made to such courts for a judicial acceptance of the award and an order of enforcement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.


                                   Lancer Orthodontics, Inc.


Dated: 10/21/98                    /s/ DOUGLAS MILLER
       ----------------            ---------------------------------
                                   By: Douglas Miller
                                   Its: President



                                   AG METALS


Dated: October 21, 1998            /s/ GARY WEIKEL
       ----------------            ---------------------------------
                                   By:  Gary Weikel
                                   Its: President

                                    EXHIBIT A

                        EXAMPLE OF COMMISSION CALCULATION

Cash received by Lancer
from sales (after allowances and adjustments)                       $329,680.00

Discounts (-)                                                            (4,945.00)

Returns (-)                                                                (422.00)

Shipping, Handling, Packaging (-)                                          (132.00)

                                           Total Net Received       $324,181.00

Commission at 8.5%                                                    27,555.00

Less Draws Against Commission(1)
For Current Quarter                                                  (13,500.00)

Less Excess Draw from
Prior Quarter(s)                                                     (13,500.00)
(excess of Draw over
Commission)

                                                                    -----------
                                        Amount due from
                                        Lancer to AG                    $555.00

                                               OR

                                         Excess Draw              NA on these figures
                                       (To be carried forward
                                          to next quarter)

----------
      (1) Monthly payments for consulting Services are treated as a draw against Commission; this figure would show all payments made during the relevant quarter. Dollar amount shown here is one half of the $27,000.00 to be paid over the first six months pursuant to Section III.2.a.l.

                                    EXHIBIT B

                                  [COST CHART]

                                   EXHIBIT B

                                                              Sheet 1

                                          FIRST       FIRST            PER       SECOND         PER         THIRD           PER
                                           SIX         YEAR           OUNCE       YEAR         OUNCE         YEAR          OUNCE
                                         MONTHS       SALES         65,485.00     SALES      93,748.00      SALES       113,247.00
                                         ------     ----------      ---------    ------      ---------      -----       ----------


NET SALES.........................                   1,318,715       20.14      1,891,485      20.18      2,255,722        19.92
MATERIAL COST OF GOODS SOLD.......                     877,605       13.40      1,277,171      13.82      1,512,557        13.36
                                         ------     ----------      ------      ---------      -----      ---------       ------
                                                       441,110        6.74        614,314       6.55        743,165         8.56

WAGES.............................       29,000         57,000        0.87         89,000       0.95        121,000         1.07
FRINGE BENEFITS...................        5,010          9,930        0.15         17,610       0.19         25,290         0.22
RENT..............................        3,000          6,120        0.09          6,360       0.07          6,600         0.06
UTILITIES.........................          913          1,826        0.03          1,826       0.02          1,826         0.02
LIABILITY INSURANCE...............           --          2,520        0.04          3,380       0.04          3,868         0.03
PROPERTY INSURANCE.................          90            238        0.00            310       0.00            412         0.00
SUPPLIES (OPERATING & SHIPPING)...        1,000          1,200        0.02          1,800       0.02          2,400         0.02
TELEPHONE AND FAX.................        2,400          6,000        0.09          7,200       0.08          7,800         0.07
DEPRECIATION......................        1,250          3,750        0.06          5,000       0.05          6,250         0.06
ADVERTISING & PROMOTION...........           --          7,500        0.11          7,500       0.08          7,500         0.07
SELLING, GEN & ADMIN..............        6,000         18,000        0.27         24,000       0.28         30,000         0.26
TRAVEL............................        2,500          1,800        0.03          2,100       0.02          2,400         0.02
MISCELLANEOUS.....................        1,000          3,600        0.05          4,200       0.04          4,800         0.04
                                         ------     ----------      ------      ---------      -----       --------       ------
TOTAL OPERATING EXPENSES..........       52,163        119,493        1.82        170,288       1.82        220,146         1.94
                                         ------     ----------      ------      ---------      -----       --------       ------
INCOME FROM OPERATIONS............      (52,163)       321,617        4.91        444,028       4.74        523,019         4.62
INTEREST..........................        1,781          9,500        0.15
                                         ------     ----------      ------      ---------      -----       --------       ------
INCOME BEFORE INCOME TAXES........      (53,944)       321,117        4.77        444,028       4.74        523,019         4.62
                                        ========    ==========      ======      =========      =====      =========       ======

                                    EXHIBIT C

                   [AGREEMENT BETWEEN LANCER AND GARY WEIKEL]